Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series O – Floating Rate May 7, 2018	Registration No. 333-207838

PACCAR Financial Corp.

Medium-Term Notes, Series O – Floating Rate

CUSIP# 69371RP34

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☒	BNP Paribas Securities Corp.
☐	Citigroup Global Markets Inc.
☐	J.P. Morgan Securities LLC
☒	Merrill Lynch, Pierce, Fenner & Smith

Incorporated

☒	MUFG Securities Americas Inc.
☒	U.S. Bancorp Investments, Inc.
☒	Other: ANZ Securities, Inc.

Scotia Capital (USA) Inc.

Westpac Capital Markets LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: May 10, 2018 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: May 10, 2021

Net Proceeds to Company: $249,500,000

Interest Payment Date(s): February 10, May 10, August 10 and November 10, commencing August 10, 2018

Record Dates: January 27, April 26, July 27 and October 27 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Inverse Floating Rate Note Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: May 10, 2018

Interest Reset Date(s): February 10, May 10, August 10 and November 10

Interest Rate Basis:

☐ Commercial Paper Rate	☐ Federal Funds Rate	DesignatedLIBOR Currency:
☐ CMT Rate	☐ Federal Funds (Effective) Rate	☐ Prime Rate
☐ Reuters Page FRBCMT	☐ Federal Funds Open Rate	☐ Treasury Rate
☐ Reuters Page FEDCMT	☐ Federal Funds Target Rate	☐ Other (see attached)
If Reuters Page FEDCMT:	☒ LIBOR
☐ Weekly Average	Designated LIBOR Page:
☐ Monthly Average	☒ Reuters Page LIBOR 01
☐ Reuters Page LIBOR 02

Index Maturity: 3 month LIBOR

Spread (+/-): + 0.260%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to .
☒	Actual/360 for the period from May 10, 2018 to May 10, 2021.
☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:                %

Annual Redemption Percentage Reduction:                % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:                %

Form: ☒ Book-Entry    ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
BNP Paribas Securities Corp.	Bookrunner	$52,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$52,500,000
MUFG Securities Americas Inc.	Bookrunner	$52,500,000
U.S. Bancorp Investments, Inc.	Bookrunner	$52,500,000
ANZ Securities, Inc.	Co-Manager	$13,334,000
Scotia Capital (USA) Inc.	Co-Manager	$13,333,000
Westpac Capital Markets LLC	Co-Manager	$13,333,000
Total		$250,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc., or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp., toll-free at 1-800-854-5674, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, MUFG Securities Americas Inc., toll-free at 1-877-649-6848 or U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607.